Exhibit 99.1

News Release Linda McNeill Investor Relations (713) 267-7622
FOR IMMEDIATE RELEASE

Bristow Group Reports Second Quarter Fiscal Year 2018 Results

HOUSTON, November 8, 2017 – Bristow Group Inc. (NYSE: BRS) today reported the following results for the three and six months ended September 30, 2017. All amounts shown are dollar amounts in thousands unless otherwise noted:

	Three Months Ended September 30,			Six Months Ended September 30,
	2017	2016	% Change	2017	2016	% Change
Operating revenue	$357,992	$343,662	4.2%	$697,721	$699,846	(0.3)%
Net loss attributable to Bristow Group	(31,209)	(29,797)	(4.7)%	(86,484)	(70,569)	(22.6)%
Diluted loss per share	(0.88)	(0.85)	(3.5)%	(2.45)	(2.02)	(21.3)%
Adjusted EBITDA (1)	32,378	25,399	27.5%	47,581	44,479	7.0%
Adjusted net loss (1)	(11,607)	(12,314)	5.7%	(40,746)	(24,322)	(67.5)%
Adjusted diluted loss per share (1)	(0.33)	(0.35)	5.7%	(1.16)	(0.69)	(68.1)%
Operating cash flow	15,845	43,623	(63.7)%	(35,334)	28,795	(222.7)%
Capital expenditures	11,764	80,803	(85.4)%	24,317	101,866	(76.1)%
Rent expense	57,224	51,955	10.1%	115,899	103,238	12.3%

	September 30, 2017	June 30, 2017	March 31, 2017	% Change June 30, 2017 to September 30, 2017	% Change March 31, 2017 to September 30, 2017
Cash	$97,343	$78,879	$96,656	23.4%	0.7%
Undrawn borrowing capacity on Revolving Credit Facility	292,039	214,129	260,320	36.4%	12.2%
Total liquidity	$389,382	$293,008	$356,976	32.9%	9.1%
______________

(1)	A full reconciliation of non-GAAP financial measurements is included at the end of this news release.
“This second quarter’s financial performance demonstrates the success of the fiscal 2018 improvements with notable accomplishments including OEM cost recoveries and capex deferrals that provide a significant strengthening of our liquidity position, annual EBITDA guidance improvement and positive free cash flow in the quarter,” said Jonathan Baliff, President and Chief Executive Officer of Bristow Group. “Our better than expected EBITDA was a result of higher revenue from increased flying activity across all regions, while also benefiting from the operating leverage created by our lower cost hub structure.”
BUSINESS AND FINANCIAL HIGHLIGHTS

•
In light of the better than expected financial performance in the first half of fiscal 2018, we are raising our fiscal 2018 adjusted EBITDA guidance to $55 million - $85 million from $15 million - $50 million provided in August 2017 but retain a cautious outlook for the remainder of fiscal 2018 due to the short-term nature and unpredictability of the work driving the improved performance in the September 2017 quarter.

•
We have an agreement with an original equipment manufacturer and a letter of understanding with another to recover approximately $130 million in fiscal 2018 related to ongoing aircraft issues and to defer approximately $190 million of aircraft capital expenditures into fiscal 2020 and beyond.

•	In early November 2017, we sold Bristow Academy as part of our aggressive portfolio management efforts to improve returns, liquidity and credit quality.

•
We had $389.4 million of total liquidity as of September 30, 2017, an increase of approximately $96 million in the September 2017 quarter primarily due to the funding of our $230 million credit agreement. We now expect ending fiscal 2018 liquidity to be in the range of $410 million to $450 million, an increase of $185 million over our August 2017 guidance as a result of the agreement and letter of understanding we have in place with original equipment manufacturers, and other portfolio management efforts.

“Bristow is delivering on our fiscal 2018 priorities of safety improvement, cost efficiencies, portfolio management and increased revenue, and I am incredibly proud of our team members who are delivering safety and efficiency for our clients every day,” said Jonathan Baliff. “While we flew safely, flew more, and flew more efficiently in the first half of the fiscal year, the remainder of fiscal 2018 will remain challenging due to continued oversupply of aircraft and less visibility into our clients’ demand for aviation services. Our lower cost structure is clearly showing progress, but we must continue to strive to meet the goals of Target Zero safety and our fiscal 2018 priorities as we more effectively compete and ensure our clients’ success in the fourth year of this historic oil and gas downturn.”
Operating revenue from external clients by line of service was as follows:

	Three Months Ended September 30,
	2017	2016	% Change

	(in thousands, except percentages)
Oil and gas services	$243,754	$238,233	2.3%
Fixed wing services	56,721	51,972	9.1%
U.K. SAR services	56,060	50,850	10.2%
Corporate and other	1,457	2,607	(44.1)%
Total operating revenue	$357,992	$343,662	4.2%
The year-over-year increase in revenue was primarily driven by an increase in operating revenue for our oil and gas services in our Europe Caspian, Asia Pacific and Americas regions due to an increase in activity as well as an increase in U.K. SAR services revenue due to additional bases coming online in fiscal years 2017 and 2018. Additionally, our fixed wing services in our Asia Pacific, Africa and Europe Caspian regions have contributed to the increase in operating revenue. The activity level increase across our business was driven mostly by short term contracts, ad hoc and increased flying on existing contracts as we are beginning to see stability in certain markets, especially in the North Sea off of Norway and in the shelf in the U.S. Gulf of Mexico. However, these activity levels remain less predictable and may be offset by decreased activity on certain existing contracts over the second half of the fiscal year.
The year-over-year change in net loss and diluted loss per share was primarily driven by higher income tax, rent and interest expense and a higher loss on disposal of assets in the September 2017 quarter. These unfavorable changes were partially offset by higher revenue in the September 2017 quarter discussed above and impairment charges on inventory recorded in the September 2016 quarter that did not recur in the September 2017 quarter.
The GAAP net loss and diluted loss per share for the September 2017 quarter included the following special items:

•
A loss on disposal of assets of $8.5 million ($14.1 million net of tax) primarily related to $8.2 million for impairment charges on assets held for sale (including $6.5 million impairment related to the Bristow Academy disposal group),

•
Organizational restructuring costs of $2.7 million ($2.2 million net of tax) included in direct costs and general and administrative expense, which includes severance expense of $2.4 million related to separation programs across our global organization designed to increase efficiency and reduce costs and other restructuring costs of $0.3 million, and

•
Tax items of $3.2 million that include non-cash adjustments related to the ongoing impact of valuation of deferred tax assets of $2.5 million and a one-time non-cash tax effect from repositioning of certain aircraft from one tax jurisdiction to another related to recent financing transactions resulting in additional income tax expense of $0.7 million.

The September 2016 quarter was impacted by similar items as reflected in the table at the end of this release.

Excluding the effect of these special items, the year-over-year change in adjusted net loss, diluted loss per share and adjusted EBITDA was primarily driven by the increase in oil and gas, fixed wing and U.K. SAR revenue, and ongoing cost management efforts across our business.
LIQUIDITY AND FINANCIAL FLEXIBILITY
Don Miller, Senior Vice President and Chief Financial Officer, commented, “Our liquidity improved by approximately $96 million to $389.4 million at the end of the September quarter due to the funding of our $230 million credit agreement and the operating cash flow of $15.8 million generated during the quarter. We are raising our expected ending total liquidity as of March 31, 2018 by $185 million to between $410 million and $450 million, as we continue to work with our OEMs to recover costs and minimize our capital expenditures and as we take actions to reduce cost, manage working capital and leverage our existing assets.”
“The $130 million cost recovery and deferral of approximately $190 million in oil and gas aircraft capital expenditures into fiscal 2020 and beyond, combined with our focus on addressing our debt maturities, are all part of our commitment to improving liquidity as we navigate through this challenging but somewhat improving market environment.”
“We have made significant progress on our four fiscal 2018 priorities of safety improvement; efficiency improvement and cost reductions; optimization of our portfolio and our fleet including reducing or deferring capital expenditures; and revenue growth as we better serve our clients in our Europe and Americas Hubs.”
REGIONAL PERFORMANCE

Europe Caspian

	Three Months Ended September 30,
	2017	2016	% Change

	(in thousands, except percentages)
Operating revenue	$196,595	$186,098	5.6%
Operating income	$9,891	$5,741	72.3%
Operating margin	5.0%	3.1%	61.3%
Adjusted EBITDA	$23,950	$16,551	44.7%
Adjusted EBITDA margin	12.2%	8.9%	37.1%
Rent expense	$36,851	$33,604	9.7%
The increase in operating revenue from the September 2016 quarter to the September 2017 quarter was primarily driven by an increase in Norway primarily due to increases in activity and short-term contracts and an increase from the start-up of U.K. SAR bases since the September 2016 quarter. Partially offsetting these increases was a decrease in U.K. oil and gas revenue. Eastern Airways contributed $30.5 million and $29.8 million in operating revenue and $0.2 million and $0.3 million in adjusted EBITDA for the September 2017 quarter and September 2016 quarter, respectively.
Operating income, operating margin, adjusted EBITDA and adjusted EBITDA margin increased from the September 2016 quarter primarily due to the year-over-year increase in operating revenue, but also due to ongoing cost reduction initiatives and less of a negative impact from foreign currency exchange rate changes. These benefits were partially offset by increased rent expense year-over-year.
A substantial portion of our operations in the Europe Caspian region are contracted in the British pound sterling, which depreciated significantly against the U.S. dollar at the end of the September 2016 quarter as a result of Brexit. We recorded a foreign exchange gain of $1.9 million in the September 2017 quarter and a foreign exchange loss of $1.3 million in the September 2016 quarter from the revaluation of assets and liabilities on British pound sterling functional currency entities as of September 30, 2017 and 2016, respectively, which is recorded in other income (expense), net and included in adjusted EBITDA. Net of the translation and revaluation impacts, adjusted EBITDA was negatively impacted by $0.9 million and $4.7 million resulting from the change in exchange rates during the September 2017 quarter and September 2016 quarter, respectively. A further weakening or strengthening of the British pound sterling could result in additional foreign exchange volatility in future quarters.

Africa

	Three Months Ended September 30,
	2017	2016	% Change

	(in thousands, except percentages)
Operating revenue	$48,627	$50,344	(3.4)%
Operating income	$7,835	$7,942	(1.3)%
Operating margin	16.1%	15.8%	1.9%
Adjusted EBITDA	$12,617	$15,566	(18.9)%
Adjusted EBITDA margin	25.9%	30.9%	(16.2)%
Rent expense	$2,176	$2,066	5.3%
Operating revenue for Africa decreased in the September 2017 quarter due to an overall decrease in activity driven by the downturn of the oil and gas industry compared to the September 2016 quarter. Activity declined with certain clients and certain contracts ending, reducing revenue, which was only partially offset by an increase in activity with other clients increasing revenue. Additionally, fixed wing services in Africa generated $1.6 million and $0.7 million of operating revenue for the September 2017 quarter and September 2016 quarter, respectively.
Operating income, adjusted EBITDA and adjusted EBITDA margin decreased in the September 2017 quarter primarily due to the decrease in revenue discussed above, partially offset by a decline in direct costs (including a decrease in salaries and benefits). During the September 2017 and September 2016 quarters, we recorded $0.2 million and $4.1 million, respectively, in severance expense resulting from voluntary and involuntary separation programs as part of our organizational restructuring, which is excluded from adjusted EBITDA and adjusted EBITDA margin. The year-over-year devaluation of the Nigerian naira also benefited our results by $1.5 million compared to the September 2016 quarter as expenses denominated in naira translated into less U.S. dollars for reporting purposes.
Americas

	Three Months Ended September 30,
	2017	2016	% Change

	(in thousands, except percentages)
Operating revenue	$60,756	$56,800	7.0%
Earnings from unconsolidated affiliates	$2,150	$260	*
Operating income	$7,483	$2,643	183.1%
Operating margin	12.3%	4.7%	161.7%
Adjusted EBITDA	$14,565	$10,242	42.2%
Adjusted EBITDA margin	24.0%	18.0%	33.3%
Rent expense	$5,191	$5,058	2.6%
_____________

 * percentage change too large to be meaningful or not applicable.
Operating revenue increased in the September 2017 quarter primarily due to an increase in activity in our U.S. Gulf of Mexico oil and gas operations, additional revenue from the search and rescue consortium in the U.S. Gulf of Mexico and additional revenue in Canada, partially offset by a decrease of operating revenue from Brazil due to no aircraft being leased to Líder in the September 2017 quarter.
Earnings from unconsolidated affiliates, net of losses, increased $1.9 million primarily due to an increase in earnings from our investment in Líder in Brazil related to a favorable change in exchange rates which increased our earnings from our investment in Líder by $0.3 million in the September 2017 quarter and decreased our earnings from our investment in Líder by $1.3 million in the September 2016 quarter.
The increases in operating income, operating margin, adjusted EBITDA and adjusted EBITDA margin were driven by the increase in revenue and earnings from unconsolidated affiliates discussed above.

Asia Pacific

	Three Months Ended September 30,
	2017	2016	% Change

	(in thousands, except percentages)
Operating revenue	$53,990	$50,820	6.2%
Operating loss	$(5,903)	$(9,575)	38.3%
Operating margin	(10.9)%	(18.8)%	42.0%
Adjusted EBITDA	$1,425	$(2,363)	160.3%
Adjusted EBITDA margin	2.6%	(4.6)%	156.5%
Rent expense	$10,595	$9,272	14.3%
Operating revenue increased in the September 2017 quarter primarily due to an increase from our fixed-wing operations. Airnorth contributed $24.6 million and $21.5 million in operating revenue and $5.6 million and $3.2 million in adjusted EBITDA for the September 2017 quarter and September 2016 quarter, respectively.
Operating income, operating margin, adjusted EBTIDA and adjusted EBITDA margin increased primarily due to the increase in revenue discussed above and decreased maintenance expense.
During the September 2017 and September 2016 quarters, we recorded $1.4 million and $1.8 million in severance expense related to organizational restructuring efforts, respectively. The severance expense is not included in adjusted EBITDA or adjusted EBITDA margin for the September 2017 quarter and September 2016 quarter.
Corporate and other

	Three Months Ended September 30,
	2017	2016	% Change

	(in thousands, except percentages)
Operating revenue	$1,457	$2,641	(44.8)%
Operating loss	$(23,697)	$(31,447)	24.6%
Adjusted EBITDA	$(20,179)	$(14,597)	(38.2)%
Rent expense	$2,411	$1,955	23.3%
Operating revenue decreased in the September 2017 quarter primarily due to a decrease in part sales and a decline in Bristow Academy revenue.
Operating loss was reduced from the September 2016 quarter as a result of reduced organizational restructuring cost and the inclusion of $7.6 million of inventory impairment charges in the September 2016 quarter. Adjusted EBITDA decreased primarily due to foreign currency transaction losses of $1.2 million recorded in the September 2017 quarter versus foreign currency transaction gains of $2.8 million in the September 2016 quarter.
During the September 2017 and September 2016 quarters, we recorded $1.1 million and $3.8 million related to organizational restructuring costs, respectively, which along with the $7.6 million of inventory impairment charges in the September 2016 quarter, are excluded from adjusted EBITDA.

GUIDANCE
Guidance for selected financial measures is included in the tables that follow.
BRISTOW ACADEMY SALE
On November 1, 2017, we sold our 100% interest in Bristow Academy, as we continue to execute on our priority to optimize our business portfolio to improve its competitive position during the market downturn. The sales price will be a minimum of $1.5 million to be received over a maximum of four years with potential additional consideration based on Bristow Academy’s financial performance.
The sale includes Bristow Academy’s entire operation, including training facilities, helicopters and related personnel, at Titusville, Florida, and Minden, Nevada. The sale does not impact recurrent training of Bristow flight crews for ongoing commercial operations. Initial type rating and recurrent pilot training for commercial operations will continue at Bristow’s flight-simulator training facilities located in Aberdeen, Scotland, and New Iberia, Louisiana, supplemented with the use of other globally located training centers.
The sale of this non-core business resulted in an impairment of assets of $6.5 million, included in loss on disposal of assets on our condensed consolidated statement of operations, for the three and six months ended September 30, 2017.
With the completion of this sale and similar dispositions of non-core assets in prior fiscal years, we have streamlined our business to focus on our core oil and gas, SAR and fixed wing businesses globally. No significant non-core assets outside of these key areas of concentration remain upon completion of this sale.
CONFERENCE CALL
Management will conduct a conference call starting at 10:00 a.m. ET (9:00 a.m. CT) on Thursday, November 9, 2017 to review financial results for the fiscal year 2018 second quarter ended September 30, 2017. This release and the most recent investor slide presentation are available in the investor relations area of our web page at www.bristowgroup.com. The conference call can be accessed as follows:
Via Webcast:

•	Visit Bristow Group’s investor relations Web page at www.bristowgroup.com

•	Live: Click on the link for “Bristow Group Fiscal 2018 Second Quarter Earnings Conference Call”

•	Replay: A replay via webcast will be available approximately one hour after the call’s completion and will be accessible for approximately 90 days.
Via Telephone within the U.S.:

•	Live: Dial toll free 1-877-404-9648
Via Telephone outside the U.S.:

•	Live: Dial 1-412-902-0030
ABOUT BRISTOW GROUP INC.
Bristow Group Inc. is the leading global industrial aviation services provider offering helicopter transportation, search and rescue (SAR) and aircraft support services, including maintenance and training, to government and civil organizations worldwide. Bristow has major operations in the North Sea, Nigeria and the U.S. Gulf of Mexico, and in most of the other major offshore oil and gas producing regions of the world, including Australia, Brazil, Canada, Russia and Trinidad. Bristow provides SAR services to the private sector worldwide and to the public sector for all of the U.K. on behalf of the Maritime and Coastguard Agency. For more information, visit bristowgroup.com.
FORWARD-LOOKING STATEMENTS DISCLOSURE
Statements contained in this news release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. These forward-looking statements include statements regarding earnings guidance, expected contract revenue, capital deployment strategy, operational and capital performance, expected cost management activities, original equipment manufacturer recoveries, expected capital expenditure deferrals, shareholder return, liquidity, market and industry conditions. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Risks and uncertainties include without limitation: fluctuations in the demand for our services; fluctuations in worldwide prices of and supply and demand for oil and natural gas; fluctuations in levels of oil and natural gas production, exploration and development activities; the impact of competition; actions by clients and suppliers; the risk of reductions in spending on industrial aviation services by governmental agencies; changes in tax and other laws and regulations; changes in foreign exchange rates and controls; risks associated with international operations; operating risks inherent in our business, including the possibility of declining safety performance; general economic conditions including the capital and credit markets; our ability to obtain financing; the risk of grounding of segments of our fleet for extended periods of time or indefinitely; our ability to re-deploy our aircraft to regions with greater demand; our ability to acquire additional aircraft and dispose of older aircraft through sales into the aftermarket; the possibility that we do not achieve the anticipated benefit of our fleet investment program; availability of employees; and political instability, war or acts of terrorism in any of the countries where we operate. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2017 and annual report on Form 10-K for the fiscal year ended March 31, 2017. Bristow Group Inc. disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events or otherwise.
(financial tables follow)

BRISTOW GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts and percentages)
(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2017	2016	2017	2016

Gross revenue:
Operating revenue from non-affiliates	$340,593	$325,315	$662,711	$663,990
Operating revenue from affiliates	17,399	18,347	35,010	35,856
Reimbursable revenue from non-affiliates	15,684	13,805	28,064	27,019
	373,676	357,467	725,785	726,865
Operating expense:
Direct cost	284,713	281,630	570,264	571,173
Reimbursable expense	15,414	13,276	27,640	25,890
Depreciation and amortization	31,381	28,592	62,437	63,286
General and administrative	48,622	51,274	95,329	103,869
	380,130	374,772	755,670	764,218

Loss on impairment	—	(7,572)	(1,192)	(7,572)
Loss on disposal of assets	(8,526)	(2,186)	(7,827)	(12,203)
Earnings from unconsolidated affiliates, net of losses	2,063	181	1,398	4,011
Operating loss	(12,917)	(26,882)	(37,506)	(53,117)

Interest expense, net	(18,563)	(11,468)	(34,584)	(22,354)
Other income (expense), net	2,558	3,003	913	(3,186)
Loss before provision for income taxes	(28,922)	(35,347)	(71,177)	(78,657)
Benefit (provision) for income taxes	(2,474)	5,240	(15,965)	7,478
Net loss	(31,396)	(30,107)	(87,142)	(71,179)
Net loss attributable to noncontrolling interests	187	310	658	610
Net loss attributable to Bristow Group	$(31,209)	$(29,797)	$(86,484)	$(70,569)

Loss per common share:
Basic	$(0.88)	$(0.85)	$(2.45)	$(2.02)
Diluted	$(0.88)	$(0.85)	$(2.45)	$(2.02)

Non-GAAP measures:
Adjusted EBITDA	$32,378	$25,399	$47,581	$44,479
Adjusted EBITDA margin	9.0%	7.4%	6.8%	6.4%
Adjusted net loss	$(11,607)	$(12,314)	$(40,746)	$(24,322)
Adjusted diluted loss per share	$(0.33)	$(0.35)	$(1.16)	$(0.69)

BRISTOW GROUP INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30, 2017	March 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$97,343	$96,656
Accounts receivable from non-affiliates	225,940	198,129
Accounts receivable from affiliates	11,932	8,786
Inventories	131,616	124,911
Assets held for sale	34,934	38,246
Prepaid expenses and other current assets	44,089	41,143
Total current assets	545,854	507,871
Investment in unconsolidated affiliates	211,499	210,162
Property and equipment – at cost:
Land and buildings	243,355	231,448
Aircraft and equipment	2,617,835	2,622,701
	2,861,190	2,854,149
Less – Accumulated depreciation and amortization	(664,450)	(599,785)
	2,196,740	2,254,364
Goodwill	20,364	19,798
Other assets	114,066	121,652
Total assets	$3,088,523	$3,113,847

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Accounts payable	$97,762	$98,215
Accrued wages, benefits and related taxes	51,390	59,077
Income taxes payable	14,064	15,145
Other accrued taxes	9,610	9,611
Deferred revenue	21,889	19,911
Accrued maintenance and repairs	29,651	22,914
Accrued interest	12,456	12,909
Other accrued liabilities	55,837	46,679
Deferred taxes	—	830
Short-term borrowings and current maturities of long-term debt	113,519	131,063
Total current liabilities	406,178	416,354
Long-term debt, less current maturities	1,198,587	1,150,956
Accrued pension liabilities	57,928	61,647
Other liabilities and deferred credits	31,873	28,899
Deferred taxes	154,927	154,873
Redeemable noncontrolling interest	6,002	6,886

Stockholders’ investment:
Common stock	381	379
Additional paid-in capital	815,990	809,995
Retained earnings	902,957	991,906
Accumulated other comprehensive loss	(307,279)	(328,277)
Treasury shares	(184,796)	(184,796)
Total Bristow Group stockholders’ investment	1,227,253	1,289,207
Noncontrolling interests	5,775	5,025
Total stockholders’ investment	1,233,028	1,294,232
Total liabilities, redeemable noncontrolling interest and stockholders’ investment	$3,088,523	$3,113,847

BRISTOW GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended September 30,
	2017	2016
Cash flows from operating activities:
Net loss	$(87,142)	$(71,179)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	62,437	63,286
Deferred income taxes	1,197	(20,060)
Write-off of deferred financing fees	621	—
Discount amortization on long-term debt	101	989
Loss on disposal of assets	7,827	12,203
Loss on impairment	1,192	7,572
Stock-based compensation	6,542	6,244
Equity in earnings from unconsolidated affiliates in excess of dividends received	(1,190)	(3,528)
Increase (decrease) in cash resulting from changes in:
Accounts receivable	(25,222)	24,395
Inventories	(1,848)	(797)
Prepaid expenses and other assets	7,320	(4,910)
Accounts payable	(4,581)	18,169
Accrued liabilities	(2,635)	1,939
Other liabilities and deferred credits	47	(5,528)
Net cash provided by (used in) operating activities	(35,334)	28,795
Cash flows from investing activities:
Capital expenditures	(24,317)	(101,866)
Proceeds from asset dispositions	42,244	11,819
Net cash provided by (used in) investing activities	17,927	(90,047)
Cash flows from financing activities:
Proceeds from borrowings	338,018	195,954
Debt issuance costs	(6,695)	(2,925)
Repayment of debt	(318,130)	(120,966)
Partial prepayment of put/call obligation	(23)	(25)
Payment of contingent consideration	—	(10,000)
Common stock dividends paid	(2,465)	(4,910)
Repurchases for tax withholdings on vesting of equity awards	(548)	(757)
Net cash provided by financing activities	10,157	56,371
Effect of exchange rate changes on cash and cash equivalents	7,937	1,239
Net increase (decrease) in cash and cash equivalents	687	(3,642)
Cash and cash equivalents at beginning of period	96,656	104,310
Cash and cash equivalents at end of period	$97,343	$100,668

BRISTOW GROUP INC. AND SUBSIDIARIES
SELECTED OPERATING DATA
(In thousands, except flight hours and percentages)
(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2017	2016	2017	2016
Flight hours (excluding Bristow Academy and unconsolidated affiliates):
Europe Caspian	23,706	22,638	45,853	44,782
Africa	7,621	7,652	15,144	15,724
Americas	8,164	5,957	15,856	12,167
Asia Pacific	6,958	6,357	13,319	13,068
Consolidated	46,449	42,604	90,172	85,741
Operating revenue:
Europe Caspian	$196,595	$186,098	$381,073	$375,226
Africa	48,627	50,344	98,608	103,468
Americas	60,756	56,800	118,539	115,554
Asia Pacific	53,990	50,820	103,117	106,052
Corporate and other	1,457	2,641	3,169	5,818
Intra-region eliminations	(3,433)	(3,041)	(6,785)	(6,272)
Consolidated	$357,992	$343,662	$697,721	$699,846
Consolidated operating loss:
Europe Caspian	$9,891	$5,741	$14,298	$18,771
Africa	7,835	7,942	17,883	9,513
Americas	7,483	2,643	6,227	3,564
Asia Pacific	(5,903)	(9,575)	(18,433)	(15,468)
Corporate and other	(23,697)	(31,447)	(49,654)	(57,294)
Loss on disposal of assets	(8,526)	(2,186)	(7,827)	(12,203)
Consolidated	$(12,917)	$(26,882)	$(37,506)	$(53,117)
Operating margin:
Europe Caspian	5.0%	3.1%	3.8%	5.0%
Africa	16.1%	15.8%	18.1%	9.2%
Americas	12.3%	4.7%	5.3%	3.1%
Asia Pacific	(10.9)%	(18.8)%	(17.9)%	(14.6)%
Consolidated	(3.6)%	(7.8)%	(5.4)%	(7.6)%
Adjusted EBITDA:
Europe Caspian	$23,950	$16,551	$40,102	$34,150
Africa	12,617	15,566	26,000	22,338
Americas	14,565	10,242	20,741	24,278
Asia Pacific	1,425	(2,363)	(4,295)	(5,486)
Corporate and other	(20,179)	(14,597)	(34,967)	(30,801)
Consolidated	$32,378	$25,399	$47,581	$44,479
Adjusted EBITDA margin:
Europe Caspian	12.2%	8.9%	10.5%	9.1%
Africa	25.9%	30.9%	26.4%	21.6%
Americas	24.0%	18.0%	17.5%	21.0%
Asia Pacific	2.6%	(4.6)%	(4.2)%	(5.2)%
Consolidated	9.0%	7.4%	6.8%	6.4%

	Three Months Ended September 30,		Six Months Ended September 30,
	2017	2016	2017	2016
Depreciation and amortization:
Europe Caspian	$12,196	$11,220	$24,018	$22,409
Africa	3,590	3,220	6,666	8,673
Americas	6,998	7,228	13,997	18,609
Asia Pacific	5,058	4,377	10,868	8,613
Corporate and other	3,539	2,547	6,888	4,982
Consolidated	$31,381	$28,592	$62,437	$63,286
Rent expense:
Europe Caspian	$36,851	$33,604	$73,304	$65,892
Africa	2,176	2,066	4,376	4,334
Americas	5,191	5,058	12,185	10,620
Asia Pacific	10,595	9,272	21,549	18,556
Corporate and other	2,411	1,955	4,485	3,836
Consolidated	$57,224	$51,955	$115,899	$103,238

BRISTOW GROUP INC. AND SUBSIDIARIES
AIRCRAFT COUNT
As of September 30, 2017
(Unaudited)

	Percentage of Current Period Operating Revenue	Aircraft in Consolidated Fleet
		Helicopters				Fixed Wing		Unconsolidated Affiliates (3)
		Small	Medium	Large	Training		Total (1)(2)		Total
Europe Caspian	54%	—	16	80	—	32	128	—	128
Africa	14%	9	32	5	—	5	51	48	99
Americas	17%	14	42	16	—	—	72	68	140
Asia Pacific	15%	—	10	23	—	14	47	—	47
Corporate and other	—%	—	—	—	45	1	46	—	46
Total	100%	23	100	124	45	52	344	116	460
Aircraft not currently in fleet: (4)
On order		—	—	27	—	—	27
Under option		—	—	4	—	—	4
_____________

(1)
Eastern Airways operates a total of 32 fixed wing aircraft in the Europe Caspian region and provides technical support for three fixed wing aircraft in the Africa region. Additionally, Airnorth operates a total of 14 fixed wing aircraft, which are included in the Asia Pacific region.

(2)	Includes 15 aircraft held for sale and 120 leased aircraft as follows:

	Held for Sale Aircraft in Consolidated Fleet
	Helicopters
	Small	Medium	Large	Training(7)	Fixed Wing	Total
Europe Caspian	—	2	—	—	—	2
Africa	—	5	—	—	—	5
Americas	—	5	—	—	—	5
Asia Pacific	—	—	—	—	1	1
Corporate and other	—	—	—	2	—	2
Total	—	12	—	2	1	15

	Leased Aircraft in Consolidated Fleet
	Helicopters
	Small	Medium	Large	Training	Fixed Wing	Total
Europe Caspian	—	6	41	—	14	61
Africa	—	1	2	—	2	5
Americas	1	14	6	—	—	21
Asia Pacific	—	3	9	—	4	16
Corporate and other	—	—	—	17	—	17
Total	1	24	58	17	20	120

(3)	The average age of our fleet, excluding training aircraft, was approximately nine years as of September 30, 2017.

(4)
The 116 aircraft operated by our unconsolidated affiliates do not include those aircraft leased from us. Includes 44 helicopters (primarily medium) and 24 fixed wing aircraft owned and managed by Líder Táxi Aéreo S.A. (“Líder”), our unconsolidated affiliate in Brazil included in the Americas region, and 41 helicopters and seven fixed wing aircraft owned by Petroleum Air Services (“PAS”), our unconsolidated affiliate in Egypt included in the Africa region.

(5)
The aircraft presented for Corporate and other represent the aircraft operated by Bristow Academy as of September 30, 2017. On November 1, 2017, we sold Bristow Academy including all of their aircraft.

(6)	This table does not reflect aircraft which our unconsolidated affiliates may have on order or under option.

(7)	This table does not include the Bristow Academy aircraft as held for sale which are part of the Bristow Academy disposal group.

BRISTOW GROUP INC. AND SUBSIDIARIES
FY18 GUIDANCE

FY18 guidance as of September 30, 2017 (1)
	Operating revenue [2]	Adjusted EBITDA[2,3]	Rent[2]
Oil and gas	~$875M - $975M [4]	~$0 - $20M [4]	~$150M - $160M [4]
U.K. SAR	~$215M - $230M	~$45M - $55M [4]	~$45M - $50M
Eastern	~$105M - $115M	~$0 - $5M	~$10M - $12M
Airnorth	~$80M - $90M	~$5M - $10M	~$10M - $12M
Total	~$1.3B - $1.4B	~$55M - $85M 4	~$220M - $225M [4]

G&A expense	~$170M - $190M
Depreciation expense	~$120M - $130M
Total aircraft rent [4,5]	~$195M - $200M
Total non-aircraft rent [5]	~$25M - $30M
Interest expense [4]	~$60M - $70M
Non-aircraft capex [4]	~$40M annually
_____________

(1)	FY18 guidance assumes FX rates as of September 30, 2017.

(2)	Operating revenue, EBITDA and rent for oil and gas includes corporate and other revenue and the impact of corporate overhead expenses.

(3)
EBITDA for U.K. SAR and fixed wing (Eastern/Airnorth) excludes corporate overhead allocations consistent with financial reporting. EBITDA is a non-GAAP measure of which the most comparable GAAP measure is net income (loss). We have not provided a reconciliation of this non-GAAP forward-looking information to GAAP. The most comparable GAAP measure to EBITDA is net income (loss) which is not calculated at this lower level of our business as we do not allocate certain costs, including corporate and other overhead costs, interest expense and income taxes within our accounting system. Providing this data would require unreasonable efforts in the form of allocations of other costs across the organization.

(4)	Updated from guidance provided in August 2017.

(5)	Total aircraft rent and total non-aircraft rent are inclusive of the respective components of rent expense for U.K. SAR, Eastern, Airnorth plus oil and gas.

BRISTOW GROUP INC. AND SUBSIDIARIES
GAAP RECONCILIATIONS

These financial measures have not been prepared in accordance with generally accepted accounting principles (“GAAP”) and have not been audited or reviewed by our independent auditor. These financial measures are therefore considered non-GAAP financial measures. A description of the adjustments to and reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measures is as follows:

	Three Months Ended September 30,		Six Months Ended September 30,
	2017	2016	2017	2016

	(In thousands, except per share amounts)
Net loss	$(31,396)	$(30,107)	$(87,142)	$(71,179)
Loss on disposal of assets	8,526	2,186	7,827	12,203
Special items	2,676	18,265	13,542	24,824
Depreciation and amortization	31,381	28,592	62,437	63,286
Interest expense	18,717	11,703	34,952	22,823
Provision (benefit) for income taxes	2,474	(5,240)	15,965	(7,478)
Adjusted EBITDA	$32,378	$25,399	$47,581	$44,479

(Provision) benefit for income taxes	$(2,474)	$5,240	$(15,965)	$7,478
Tax expense (benefit) on loss on disposal of assets	5,618	(699)	10,191	(3,905)
Tax provision on special items	2,782	(3,554)	14,178	4,972
Adjusted benefit for income taxes	$5,926	$987	$8,404	$8,545

Effective tax rate (1)	(8.6)%	14.8%	(22.4)%	9.5%
Adjusted effective tax rate (1)	33.4%	7.3%	16.9%	25.5%

Net loss attributable to Bristow Group	$(31,209)	$(29,797)	$(86,484)	$(70,569)
Loss on disposal of assets	14,144	1,487	18,018	8,298
Special items	5,458	15,996	27,720	37,949
Adjusted net loss	$(11,607)	$(12,314)	$(40,746)	$(24,322)

Diluted loss per share	$(0.88)	$(0.85)	$(2.45)	$(2.02)
Loss on disposal of assets	0.40	0.04	0.51	0.24
Special items	0.15	0.46	0.79	1.08
Adjusted diluted loss per share	(0.33)	(0.35)	(1.16)	(0.69)
_____________

(1)
Effective tax rate is calculated by dividing benefit (provision) for income tax by pretax net loss. Adjusted effective tax rate is calculated by dividing adjusted benefit (provision) for income tax by adjusted pretax net loss. Tax expense (benefit) on loss on disposal of asset and tax expense (benefit) on special items is calculated using the statutory rate of the entity recording the loss on disposal of asset or special item.

	Three Months Ended September 30, 2017
	Adjusted EBITDA	Adjusted Net Loss	Adjusted Diluted Loss Per Share

	(In thousands, except per share amounts)
Organizational restructuring costs (1)	$(2,676)	$(2,237)	(0.06)
Tax items (2)	—	(3,221)	(0.09)
Total special items	$(2,676)	$(5,458)	(0.15)

	Three Months Ended September 30, 2016
	Adjusted EBITDA	Adjusted Net Loss	Adjusted Diluted Loss Per Share

	(In thousands, except per share amounts)
Organizational restructuring costs (1)	$(10,693)	$(7,296)	(0.21)
Additional depreciation expense resulting from fleet changes (3)	—	(871)	(0.02)
Inventory impairment	(7,572)	(5,344)	(0.15)
Tax valuation allowances (2)	—	(2,485)	(0.07)
Total special items	$(18,265)	$(15,996)	(0.46)

	Six Months Ended September 30, 2017
	Adjusted EBITDA	Adjusted Net Loss	Adjusted Diluted Loss Per Share

	(In thousands, except per share amounts)
Organizational restructuring costs (1)	$(12,350)	$(8,838)	(0.25)
Tax items (2)	—	(18,107)	(0.51)
Inventory impairment	(1,192)	(775)	(0.02)
Total special items	$(13,542)	$(27,720)	(0.79)

	Six Months Ended September 30, 2016
	Adjusted EBITDA	Adjusted Net Loss	Adjusted Diluted Loss Per Share

	(In thousands, except per share amounts)
Organizational restructuring costs (1)	$(17,252)	$(11,588)	(0.33)
Additional depreciation expense resulting from fleet changes (3)	—	(5,361)	(0.15)
Inventory impairment	(7,572)	(5,344)	(0.15)
Tax valuation allowances (2)	—	(15,656)	(0.45)
Total special items	$(24,824)	$(37,949)	(1.08)
_____________

(1)	Organizational restructuring costs include severance expense included in direct costs and general and administrative expense from our voluntary and involuntary separation programs.

(2)
Relates to a one-time non-cash tax effect from repositioning of certain aircraft from one tax jurisdiction to another related to recent financing transactions and non-cash adjustments related to the valuation of deferred tax assets for all periods presented.

(3)	Relates to additional depreciation expense due to fleet changes.